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                                                                    Exhibit 11.1


AMERICAN SKIING COMPANY
PRO FORMA LOSS PER SHARE EXHIBIT
JULY 27, 1997
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


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

                                                                    JULY 27,
                                                                      1997


Pro forma net loss available to common shareholders                           (5,225)
                                                                          ----------
Weighted average shares outstanding                         1,000,000
Effect of stock split (note 16)                              14.76053
                                                           ----------
                                                                          14,760,530

Leslie B. Otten stock options                               1,853,197           -
Management stock options                                      622,038        554,791
Minority interest shareholders                                615,022        615,022
Employee stock options                                        108,108           -
Mandatorily redeemable preferred stock                      2,110,518        100,270
Offering shares                                            14,750,000     14,750,530
                                                                          ----------
                                                                          30,780,613
                                                                          ----------

Pro forma loss                                                                 (0.17)
                                                                          ----------


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